Exhibit 5.2

D: +44 20 7614 2284

jho@cgsh.com

29 September 2022

Haleon plc

Building 5, First Floor

The Heights

Weybridge, Surrey, KT13 0NY

United Kingdom

GSK Consumer Healthcare Capital US LLC

184 Liberty Corner Road, Suite 200

Warren, NJ 07059

United States

GSK Consumer Healthcare Capital UK plc

Building 5, First Floor

The Heights

Weybridge, Surrey, KT13 0NY

United Kingdom

Ladies and Gentlemen:

We have acted as special English counsel to GSK Consumer Healthcare Capital UK plc, a public limited company incorporated in England and Wales (the “UK Issuer”), GSK Consumer Healthcare Capital US LLC, a Delaware limited liability company (the “US Issuer” and together with the UK Issuer, the “Issuers” and each an “Issuer”) and Haleon plc, a public limited company incorporated in England and Wales (the “Guarantor” and together with the UK Issuer, the “Companies” and each a “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-4 (such registration statement, including the documents incorporated by reference therein but excluding Exhibit 25, hereinafter referred to as the “Registration Statement”) relating to the Issuers’ proposed offers to exchange (the “Exchange Offers”) (i) debt securities of the US Issuer consisting of $700,000,000 aggregate principal amount of 3.024% Callable Fixed Rate Senior Notes due 2024 and $300,000,000 aggregate principal amount of Callable Floating Rate Senior Notes due 2024 (together, the “2024 Notes”), $2,000,000,000 aggregate principal amount of 3.375% Fixed Rate Senior Notes due 2027 (the “2027 Notes”), $1,000,000,000 aggregate principal amount of 3.375% Fixed Rate

Haleon plc et al., p. 2

Senior Notes due 2029 (the “2029 Notes”), $2,000,000,000 aggregate principal amount of 3.625% Fixed Rate Senior Notes due 2032 (the “2032 Notes”) and $1,000,000,000 aggregate principal amount of 4.000% Fixed Rate Senior Notes due 2052 (the “2052 Notes” and together with the 2024 Notes, the 2027 Notes, the 2029 Notes and the 2032 Notes, the “US Issuer Notes”), (ii) debt securities of the UK Issuer consisting of $1,750,000,000 aggregate principal amount of 3.125% Fixed Rate Senior Notes due 2025 (the “UK Issuer Notes” and, together with the US Issuer Notes, the “New Notes”), and (iii) guarantees of the Guarantor in respect of the New Notes (the “Guarantees” and together with the New Notes, the “Securities”), in each case to be issued by the respective Issuer (in the case of the New Notes) and the Guarantor (in the case of the Guarantees) and registered under the Securities Act, in each case for an equal principal amount of a corresponding series of the respective Issuer’s outstanding unregistered notes (together, the “Old Notes”) and guarantees thereof by the Guarantor. The Securities will be issued under an indenture dated as of 24 March 2022 (the “Indenture”) among the Issuers, the Guarantor and Deutsche Bank Trust Company Americas (the “Trustee”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	an executed copy of the Indenture;

(c)	the forms of the New Notes, filed as exhibits to the Registration Statement;

(d)

a certificate dated 29 September 2022 of the Director of the UK Issuer (the “UK Issuer Director’s Certificate”) having annexed thereto and certified as true, complete and up-to-date copies as at such date of the following documents:

(i)	the Memorandum and Articles of Association of the UK Issuer (the “UK Issuer Articles of Association”) and

(ii)	the resolutions of a meeting of the Board of Directors of the UK Issuer held on 11 March 2022 (the “UK Issuer Board Resolutions”);

(e)

a certificate dated 29 September 2022 of the Director of the Guarantor (the “Guarantor Director’s Certificate” and, together with the UK Issuer Director’s Certificate, the “Directors’ Certificates”) having annexed thereto and certified as true, complete and up-to-date copies as at such date of the following documents:

(i)	the Memorandum and Articles of Association of the Guarantor (the “Guarantor Articles of Association” and, together with the UK Issuer Articles of Association, the “Articles of Association”) and

(ii)	the resolutions of a meeting of the Board of Directors of Haleon held on 11 March 2022 (the “Guarantor Board Resolutions” and, together with the UK Issuer Board Resolutions, the “Board Resolutions”).

Haleon plc et al., p. 3

In rendering the opinions expressed below we have assumed and not verified:

(a)

the genuineness of all signatures, stamps and seals, the authenticity and completeness of all documents supplied to us and the conformity to the originals of all documents supplied to us as photocopies, facsimile or electronic copies;

(b)

that, where a document has been examined by us in draft, specimen or certificated form, it has been or will be executed in the form of that draft, specimen or certificate and in the case of the Securities, that they will be duly executed, authenticated and delivered in accordance with the terms of the Indenture;

(c)

that the Indenture has been duly executed and delivered by each of the parties to the Indenture (other than the Companies) and each such party (other than the Companies) has the power, capacity and authority to execute, deliver and perform its obligations contained in the Indenture to which it is a party;

(d)	the absence of any other arrangements between any of the parties to the Indenture which modify or supersede any of the terms of the Indenture;

(e)	(i) the accuracy as to factual matters of each document we have reviewed and (ii) the compliance by each of the parties thereto with their respective obligations under the Indenture;

(f)

that no law of any jurisdiction outside England and Wales would render the execution, delivery, issue or performance of the terms of the Indenture illegal or ineffective and that, insofar as any obligation under the Indenture falls to be performed in any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(g)

that any party or prospective party to the Indenture which is subject to the supervision of any regulatory authority in the United Kingdom has complied and will comply with the requirements of such regulatory authority in connection with the Exchange Offers;

(h)	that where a document is required to be delivered, each party to it has delivered the same without it being subject to escrow or any other similar arrangement;

(i)	that each of the parties to the Indenture has fully complied with its obligations under all applicable money laundering laws and regulations;

(j)

that the binding effect of the Indenture on the parties thereto is not affected by duress, undue influence or mistake, and no document has been entered into by any of the parties thereto in connection with any unlawful activity;

(k)

that all consents, approvals, notices, filings and registrations which are necessary under any applicable laws or regulations in order to permit the execution, delivery or performance of the Indenture have been or will be duly made or obtained;

Haleon plc et al., p. 4

(l)

that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

(m)

that the Indenture constitutes legal, valid and binding obligations of each of the parties thereto enforceable in accordance with its terms under all applicable laws (including the laws of the State of New York, by which the Indenture is expressed to be governed);

(n)

that each of the parties to the Indenture has complied with all applicable provisions of (i) Regulation (EU) No. 2017/1129 of the European Parliament as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended by the European Union (Withdrawal Agreement) Act 2020) (“EUWA”), (ii) Regulation (EU) No. 596/2014 of the European Parliament as it forms part of domestic law by virtue of the EUWA, (iii) the Financial Services Act 2012, and (iv) the Financial Services and Markets Act 2000, as amended, (the “FSMA”) and any applicable secondary legislation made under any of the foregoing with respect to anything done by any of them in relation to the Securities in, from or otherwise involving the United Kingdom (including Sections 19, 21 and 85 of FSMA);

(o)

that the information relating to each of the Companies disclosed by our searches on 29 September 2022 at Companies House at their website at www.companieshouse.gov.uk and by telephone at the Central Registry of Winding Up Petitions at the Companies Court in London in relation to each such Company was then complete, up to date and accurate and has not since then been materially altered and that such searches did not fail to disclose any material information which had been delivered for registration but did not appear on the website or the relevant file in London at the time of our search, and that such oral disclosures did not fail to disclose any material information or any petition for an administration order, dissolution or winding-up order in respect of each such Company that has been presented in England and Wales;

(p)

that, except insofar as matters are on public record and are discoverable by making any of the searches referred to in (o) above, none of the Companies had passed any voluntary winding up resolution and no petition has been presented to, or order made by, any competent authority for the winding up, dissolution or administration of such Company and no receiver, interim liquidator, administrative receiver, trustee, administrator or similar officer has been appointed in relation to such Company or any of its assets or revenues

(q)

that the meeting of each Company’s Board of Directors held on 11 March 2022 at which each of the Board Resolutions were passed, were duly convened and held and such Board Resolutions are true records of the proceedings of the meetings, are in full force and effect, and have not been amended, revoked or superseded, and the related Directors’ Certificates are true and correct as of the date hereof;

Haleon plc et al., p. 5

(r)

that each director of each of the Companies has disclosed any interest which he may have in the transactions contemplated by the Indenture in accordance with the provisions of the Companies Act 1985 and the Companies Act 2006 and the Articles of Association of each such Company, and that none of the relevant directors of each such Company has any interest in such transactions except to the extent permitted by the Articles of Association of each such Company;

(s)

that the execution and delivery of the Indenture by each of the Companies and the exercise of their rights and performance of their obligations thereunder will (i) materially benefit each such Company and that the directors of each such Company acted in good faith and in the interests of such Company in approving the Indenture and the transactions contemplated thereby; and (ii) will not conflict with, or result in a breach of, or constitute a default under, or result in the creation of any mortgage, charge or security interest upon any property or assets of each of the Companies or their subsidiary undertakings under (A) any agreement to which it is a party or to which any of its properties may be subject or (B) any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court, having jurisdiction over each of the Companies or their subsidiary undertakings or any of their properties; and

(t)	that any limit on borrowings to which each Company is subject has not been exceeded, and that the entry into the Indenture will not cause any such limit on borrowings to be exceeded.

Based on the foregoing, and subject to the further qualifications and limitations set forth below, it is our opinion that:

1.

Each Company has been duly incorporated as a public limited company under the laws of England and Wales. A search of the records of the Registrar of Companies as made public through the www.companieshouse.gov.uk website at approximately 10:00 a.m. BST on 29 September 2022 and an oral enquiry made to the Central Registry of Winding up Petitions at the Companies Court at approximately 10:13 a.m. BST on 29 September 2022 revealed no petition, order or resolution for the winding up of the UK Issuer or the Guarantor and no petition for, and no notice of appointment of, a receiver or administrator, provided that:

(a).

the searches with Companies House referred to above are not conclusively capable of revealing whether or not (i) a winding up order has been made in respect of a company or a resolution passed for the winding up of a company, or (ii) an administration order has been made in respect of a company, or (iii) a receiver, administrative receiver, administrator, liquidator or similar officer has been appointed in respect of a company, since notice of these matters might not be filed with Companies House immediately and, when filed, might not be made available through the website or entered on the files of Companies House relating to insolvency details with respect to the relevant company immediately. In addition, such searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented; and

Haleon plc et al., p. 6

(b).

the enquiry at the Central Registry of Winding up Petitions at the Companies Court referred to above relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made. We have not made enquiries of any County Court as to whether a petition for the appointment of an administrator has been presented to, or an administration order has been made by, any County Court against the UK Issuer or the Guarantor.

2.	Each of the Companies possessed, as at the time of execution, the corporate power to enter into and perform their obligations under the Indenture.

3.	The Guarantees granted pursuant to the Indenture have been authorized by all necessary corporate action of the Guarantor.

The foregoing opinions are subject to the certain qualifications:

(a)	We express no opinion as to matters of fact.

(b)	We express no opinion as to whether the Indenture constitutes valid, binding and enforceable obligations thereto.

(c)	We express no opinion as to any other matter not expressly included in this opinion letter.

(d)

We express no opinion as to any tax liability or obligation to report to any tax authority that may arise or be incurred, as a result of or in connection with the Indenture or the transactions contemplated thereby.

The opinions set out above are limited to the laws of England and Wales in force as at the date of this opinion letter (taking into account the effect of the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community and the EUWA), as currently applied by the courts in England and Wales, and are given on the basis that this opinion letter will be governed by and construed in accordance with English law. On 31 January 2020, the United Kingdom ceased to be a member of the European Union (“EU”). By virtue of sections 1A and 1B of the EUWA, EU law continued to be applicable in the United Kingdom for the duration of the implementation period set out in section 1A(6) of the EUWA (“Transition Period”). After the Transition Period, pursuant to sections 2 to 4 of the EUWA, certain EU laws in effect immediately before the end of the Transition Period form part of English law. However, EU law otherwise ceased to be applicable in the United Kingdom and thus does not form part of English law on and after 1 January 2021. Accordingly, we express no opinion with regard to EU law that does not form part of English law on and after 1 January 2021.

Haleon plc et al., p. 7

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplement related thereto under the heading “Validity of Securities” and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sui-Jim Ho
Sui-Jim Ho, a Partner